Exhibit 99.1

FOR IMMEDIATE RELEASE

ARI REPORTS INCREASED SECOND QUARTER REVENUES AND NET INCOME

Company profitable for second consecutive quarter

Milwaukee, Wis., February 26, 2004 - ARI (OTCBB:ARIS), a leading provider of e-Catalog business solutions that connect equipment manufacturers with their service and distribution networks, today reported results for the second quarter of fiscal 2004 ended January 31, 2004.

Revenues for the second quarter of fiscal 2004 were $3.3 million, a 6% increase from revenues of $3.1 million for the same period in the prior fiscal year. Operating income for the second quarter of fiscal 2004 was $232,000, up significantly from operating income of $8,000 for the same period in fiscal 2003. Net income was $175,000 or $0.03 per share for the second quarter of fiscal 2004, compared to a net loss of $375,000 or $0.06 per share for last year's second quarter.

"Our second quarter was another profitable one for ARI, as we continued to pick up steam in our core catalog business," said Brian E. Dearing, chairman and chief executive officer for ARI. "Recurring revenues in our core catalog business increased 17% over last year and overall catalog sales were up 13% in the second quarter. Total recurring revenues from our primary customer base of equipment manufacturers increased 15% for the quarter, with solid increases achieved in both North America and Europe," added Dearing.

Dearing said the improvement in net income was the result of increased revenues, ongoing expense control and reduced interest expense as a result of restructuring the Company's debt in the prior fiscal year.

For the first half of fiscal 2004, revenues were $6.6 million, a 7% increase from revenues of $6.1 million for the same period in the prior year. Operating income was $356,000 for the first half of fiscal 2004, compared to operating income of $101,000 for the comparable prior period. Net income was $247,000 or $0.04 per share for the first half of fiscal 2004, compared to a net loss of $620,000 or $0.10 per share for the same period in fiscal 2003.

Dearing noted that earnings before interest, taxes, depreciation and amortization (EBITDA) was $721,000 for the second quarter of fiscal 2004, up 54% from $467,000 for the same period in the prior year. For the first half of fiscal 2004, EBITDA was $1,352,000, a 31% increase from $1,035,000 last year.

"In addition to the improvement in revenues and net income, we also continued to strengthen our financial position. We ended the second quarter with a cash balance of $2.7 million, of which approximately $1.0 million has been segregated to cover the principal and interest payments on our debt through the end of our fiscal year on July 31, 2004. In addition, our cash earn/burn rate, which is one of the measures we use to evaluate our cash flows, improved to a positive $461,000 in the second quarter of fiscal 2004, compared to a positive $273,000 for the same period in the prior year," said Dearing.

"With two profitable quarters in the first half of fiscal 2004, we continue to anticipate that ARI will be profitable for the full fiscal year. We also anticipate positive cash earn/burn and EBITDA for the year," said Dearing.

Dearing also announced that the lawsuits and counterclaims between ARI and the former holder of a convertible debenture have been dismissed in United States District Court for the District of Delaware. "We are disappointed with the results, but the issue is now behind us and we can focus all of our energy and resources on our growth strategies," he said.

About ARI

ARI is a leading provider of e-Catalog business solutions for sales, service and life-cycle product support in the manufactured equipment market. ARI currently provides approximately 75 parts catalogs (many of which contain multiple lines of equipment) for approximately 56 equipment manufacturers in the U.S. and Europe. More than 84,000 catalog subscriptions are provided through ARI to approximately 23,000 dealers and distributors in more than 100 countries in a dozen segments of the worldwide manufactured equipment market including outdoor power, recreation vehicle, floor maintenance, auto and truck parts aftermarket, power sports, marine and construction. The Company builds and supports a full suite of multi-media electronic catalog publishing and viewing software for the Web or CD and provides expert catalog publishing and consulting services. ARI also provides a template-based dealer website service that makes it quick and easy for an equipment dealer to have a professional and attractive website. In addition, ARI e-Catalog systems support a variety of electronic pathways for parts orders, warranty claims and other transactions between manufacturers and their networks of sales and service points. ARI currently operates three offices in the United States and one in Europe and has sales and service agents in Australia, England and France providing marketing and support of its products and services.

Second Quarter Earnings Conference Call

ARI's Second Quarter Conference Call is scheduled for Thursday, February 26, 2004 at 3:30 p.m. Central Time/4:30 p.m. Eastern Time. If you would like to participate on a listen-only basis, please dial in five to ten minutes prior to the starting time at 1-800-915-4836 (International callers dial 1-973-317-5319) and request to be connected to Brian Dearing's conference call. A rebroadcast is available beginning at 5:30 p.m. Central Time, Thursday, February 26, 2004 by calling 1-800-428-6051 (International callers dial 1-973-709-2089) and enter passcode #339437. A replay of ARI's conference call, as well as notes and financial information presented in the call, will be available on ARI's website, www.arinet.com, after 6:00 p.m. Central Time on February 27, 2004. Click on the "Investor Relations" tab to access the information.

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning. Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows. The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements. Such risks and uncertainties include those factors described under "Forward Looking Statements Disclosure" in Exhibit 99.1 of the Company's annual report on Form 10-K for fiscal year ended July 31, 2003 filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company's filings with the Securities and Exchange Commission.
Contact:
Nancy Krajcir-Bennett	Marilyn Vollrath
ARI	Vollrath Associates, Inc.
Tel: (414) 973-4380	Tel: (262) 240-2405
Fax: (414) 973-4357	Fax: (262) 240-2410
E-mail: krajcir@arinet.com	E-mail: mvollrath@vollrathpr.com

ARI Network Services, Inc.
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	January 31		January 31
	2004	2003	2004	2003
Net revenues:
Subscriptions, support and other services fees	$ 2,260	$ 2,040	$ 4,549	$ 4,031
Software licenses and renewals	604	548	1,193	1,105
Professional services	429	505	836	1,012
	3,293	3,093	6,578	6,148
Operating expenses:
Cost of products and services sold:
Subscriptions, support and other services fees	129	112	284	301
Software licenses and renewals *	458	448	920	873
Professional services	149	194	340	344
	736	754	1,544	1,518
Depreciation and amortization (exclusive of amortization
of software products included in cost of products
and services sold)	37	53	72	112
Customer operations and support	291	312	574	622
Selling, general and administrative	1,758	1,688	3,516	3,202
Software development and technical support	362	401	703	876
Operating expenses before amounts capitalized	3,184	3,208	6,409	6,330
Less capitalized portion	(123)	(123)	(187)	(283)
Net operating expenses	3,061	3,085	6,222	6,047
Operating income (loss)	232	8	356	101
Other income (expense)
Interest expense	(64)	(344)	(145)	(679)
Other, net	7	(39)	36	(42)
Total other expense	(57)	(383)	(109)	(721)
Net income (loss)	$ 175	$ (375)	$ 247	$ (620)
	==========	=========	==========	==========
Average common shares outstanding:
Basic	5,780	6,437	5,788	6,383
Diluted	5,998	6,437	6,006	6,383
Basic and diluted net income (loss) per share:
Basic	$0.03	($0.06)	$0.04	($0.10)
	==========	=========	==========	==========
Diluted	$0.03	($0.06)	$0.04	($0.10)
	==========	=========	==========	==========
*	includes amortization of software products of $445, $445, $888 and $864 and excluding other depreciation and amortization shown separately

Reconciliation of Non-Gaap Measures

Earnings before Interest, Taxes, Depreciation and Amortization
Net Income	$ 175	$ (375)	$ 247	$ (620)
Plus: Interest	64	344	145	679
Amortization of software products	445	445	888	864
Other depreciation and amortization	37	53	72	112
Earnings before interest, taxes, depreciation and amortization	$ 721	$ 467	$ 1,352	$ 1,035
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ARI NETWORK SERVICES, INC.
Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	January 31	July 31
ASSETS	2004	2003
Current Assets:
Cash	$ 2,723	$ 2,120
Trade receivables, less allowance for doubtful accounts of $109 at
January 31, 2004 and $98 at July 31, 2003	654	1,088
Prepaid expenses and other	67	115
Total Current Assets	3,444	3,323
Equipment and leasehold improvements:
Computer equipment	4,480	4,475
Leasehold improvements	73	73
Furniture and equipment	1,444	1,372
	5,997	5,920
Less accumulated depreciation and amortization	5,546	5,474
Net equipment and leasehold improvements	451	446

Other assets	18	0

Capitalized software product costs	9,931	9,602
Less accumulated amortization	8,609	7,721
Net capitalized software product costs	1,322	1,881

Total Assets	$ 5,235	$ 5,650
	=======	=======

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current portion of notes payable	$ 1,000	$ 400
RFC line of credit	-	346
Accounts payable	230	401
Deferred revenue	5,208	5,280
Accrued payroll and related liabilities	1,061	1,088
Other accrued liabilities	780	601
Current portion of capital lease obligations	12	20
Total Current Liabilities	8,291	8,136

Long term liabilities:
Notes payable (net of discount)	3,888	3,769
Other long term liabilities	553	559
Capital lease obligations	8	16
Total Long Term Liabilities	4,449	4,344

Shareholders' equity (deficit):
Cumulative preferred stock, par value $.001 per share,
1,000,000 shares authorized; 0 and 20,350 shares issued and
outstanding at January 31, 2004 and July 31, 2003, respectively	-	-
Common stock, par value $.001 per share, 25,000,000 shares
authorized; 5,814,484 and 6,645,191 shares issued and outstanding
at January 31, 2004 and July 31, 2003, respectively	5	6
Common stock warrants and options	36	141
Additional paid-in-capital	93,479	94,295
Accumulated deficit	(101,025)	(101,272)
Total Shareholders' Equity (Deficit)	(7,505)	(6,830)

Total Liabilities and Shareholders' Equity (Deficit)	$ 5,235	$ 5,650
	=======	=======

ARI NETWORK SERVICES, INC.
Statements of Cash Flows
(In thousands)
(Unaudited)
		Three months ended		Six months ended
		January 31		January 31
		2004	2003	2004	2003
	Operating activities
	Net income (loss)	$ 175	$ (375)	$ 247	$ (620)
	Adjustments to reconcile net income (loss) to net cash
	provided by operating activities:
	Amortization of software products	445	445	888	864
	Amortization of deferred financing costs, debt discount and
	excess carrying value over face amount of notes payable	(14)	273	(29)	510
	Depreciation and other amortization	37	53	72	112
	Stock issued as contribution to 401(k) plan	-	-	37	-
	Net change in receivables, prepaid expenses and other
	current assets	338	(56)	487	77
	Net change in accounts payable, deferred revenue, accrued
	liabilities and long term liabilities	208	155	(445)	(215)
	Net cash provided by operating activities	1,189	495	1,257	728

	Investing activities
	Purchase of equipment and leasehold improvements	(60)	-	(77)	(3)
	Purchase of assets related to acquisitions	-	-	(108)	-
	Software product costs capitalized	(123)	(123)	(187)	(283)
	Net cash used in investing activities	(183)	(123)	(372)	(286)

	Financing activities
	Borrowings under notes payable	-	58	-	58
	Payments under notes payable	(50)	(23)	(250)	(103)
	Payments of capital lease obligations	(9)	(41)	(16)	(88)
	Debt issuance costs incurred	-	-	(20)	-
	Proceeds from issuance of common stock	2	44	4	44
	Net cash used in financing activities	(57)	38	(282)	(89)
	Net increase (decrease) in cash	949	410	603	353
	Cash at beginning of period	1,774	822	2,120	879
	Cash at end of period	$ 2,723	$ 1,232	$ 2,723	$ 1,232
		=======	========	========	========
	Cash paid for interest	$ 90	$ 75	$ 112	$ 104
		=======	========	========	========
	Noncash investing and financing activities
	Issuance of common stock in connection with acquisitions	$ -	$ -	$ 37	$ -
	Exchange of equity to debt	-	-	1,000	-

	Reconciliation of Non-Gaap Measures

	Earn/Burn Rate
	Cash provided by operations	$ 1,189	$ 495	$ 1,257	$ 728
less:	Net change in receivables, prepaid expenses and
	other current assets	(338)	56	(487)	(77)
	Net change in payables, deferred revenue,
	accrued liabilities and long term liabilities	(208)	(155)	445	215
	Cash used in investing	(183)	(123)	(372)	(286)
	Earn/Burn Rate	$ 460	$ 273	$ 843	$ 580
		=======	========	========	========

ARI NETWORK SERVICES, INC.
Revenue by Industry Sector
(In thousands)

	Three months ended			Six months ended
	January 31			January 31
			Percent			Percent
Industry Sector:	2004	2003	Change	2004	2003	Change
Equipment Industry
North American
Recurring	$ 2,428	$ 2,147	13%	$ 4,783	$ 4,085	17%
Non-recurring	369	365	1%	735	813	-10%
Subtotal	2,797	2,512	11%	5,518	4,898	13%

Non-North American
Recurring	289	211	37%	584	484	21%
Non-recurring	66	104	-37%	134	151	-11%
Subtotal	355	315	13%	718	635	13%

Total Equipment Industry
Recurring	2,717	2,358	15%	5,367	4,569	17%
Non-recurring	435	469	-7%	869	964	-10%
Total	3,152	2,827	11%	6,236	5,533	13%

Non-equipment Industry
Recurring	141	230	-39%	342	579	-41%
Non-recurring	-	36	100%	-	36	100%
Total	141	266	-47%	342	615	-44%

Total Revenue
Recurring	2,858	2,588	10%	5,709	5,148	11%
Non-recurring	435	505	-14%	869	1,000	-13%
Total	$ 3,293	$ 3,093	6%	$ 6,578	$ 6,148	7%
	==========	==========		==========	==========
	Revenue by Product in the Equipment Industry
	(In thousands)

	Three months ended			Six months ended
	January 31			January 31
			Percent			Percent
Product:	2004	2003	Change	2004	2003	Change
Catalog and related
Recurring	$ 2,603	$ 2,230	17%	$ 5,120	$ 4,344	18%
Non-recurring	434	467	-7%	862	952	-9%
Subtotal	3,037	2,697	13%	5,982	5,296	13%

Communication
Recurring	114	128	-11%	247	225	10%
Non-recurring	1	2	-50%	7	12	-42%
Subtotal	115	130	-12%	254	237	7%

Total Equipment Industry	$ 3,152	$ 2,827	11%	$ 6,236	$ 5,533	13%
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